Exhibit 15.5

广东宝臻会计师事务所（普通合伙） Ste. 2201, GDH Bay City Centre, 21 Zhujiang West Rd., Guangzhou 广州市天河区珠江西路 21 号 粤海金融中心 2201 室

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Skillful Craftsman Education Technology Limited on Form F-3 (File No. 333-290755) of our report dated August 12, 2026, with respect to our audit of the consolidated financial statements of Skillful Craftsman Education Technology Limited as of March 31, 2026 and for the year then ended, appearing in the Annual Report on Form 20-F of Skillful Craftsman Education Technology Limited for the year ended March 31, 2026.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 12, 2026